Exhibit 99.(n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and "Independent Registered Public Accounting Firm; Legal Counsel" in the Prospectus and "Independent Registered Public Accounting Firm; Legal Counsel" and “Financial Statements” in the Statement of Additional Information, each dated August 11, 2026, and each included in this initial filing of the Registration Statement (Form N-2) of FT Vest Total Return Income Fund: Series A2 (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 27, 2026, with respect to the financial statements and financial highlights of FT Vest Total Return Income Fund: Series A2 included in the Annual Report (Form N-CSR) for the year ended December 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

August 11, 2026